Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael DeVeau

Head of Investor Relations and Communications

212.708.7164

Michael.DeVeau@iff.com

IFF Announces Voluntary Delisting from the Tel Aviv Stock Exchange in January 2021

NEW YORK — October 20, 2020 — International Flavors & Fragrances Inc. (“IFF”) (NYSE: IFF) (Euronext Paris: IFF) (TASE: IFF), a leading innovator of taste, scent, and nutrition, today announced that it is voluntarily delisting its shares of common stock from trading on the Tel Aviv Stock Exchange (“TASE”).

Under applicable Israeli law, the delisting of IFF’s shares of common stock from trading on the TASE is expected to become effective in three months, on January 20, 2021. During this time, IFF’s shares will continue to be traded on the TASE. Following the delisting of IFF’s shares of common stock on the TASE, IFF’s shares will continue to be listed on the New York Stock Exchange (“NYSE”) and all IFF shares now traded on the TASE are expected to be transferred to the NYSE where they can continue to be traded.

Welcome to IFF

At IFF (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF), we’re using Uncommon Sense to create what the world needs. As a collective of unconventional thinkers and creators, we put science and artistry to work to create unique and unexpected scents, tastes, experiences and ingredients for the products our world craves. Learn more at iff.com, Twitter , Facebook, Instagram, and LinkedIn.